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                              THE DIAL CORPORATION

                            SIGNIFICANT SUBSIDIARIES

                                                                      EXHIBIT 21

        The Freeman Cosmetic Corporation
        Nuevo Federal, S.A.
        Industrias Corporativas Diversificadas, S.A.
        Dial Benefits Management Corporation
        Dial Brands, Inc.
        Sarah Michaels, Inc.
        Armour International Company